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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------


                                   FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (date of earliest event reported): December 31, 1998


                       FIRST INTERNATIONAL BANCORP, INC.
            (Exact name of registrant as specified in its charter)


         Delaware                        0-22861               06-1151731
(State or Other Jurisdiction of   (Commission File Number)  (I.R.S. Employer
Incorporation or Organization)                              Identification No.)


        280 Trumbull Street, Hartford, Connecticut                 06103
         (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code:   860-727-0700
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ITEM 5.  OTHER EVENTS.

     On December 31, 1998, First National Bank of New England (the "Bank"), a wholly owned subsidiary of the Company, entered into an Agreement for Purchase and Sale of Assets and Assumption of Liabilities (the "Deposit Sale Agreement") with Hudson United Bank (the "Deposit Assignee").

     Pursuant to the Deposit Sale Agreement, a copy of which is attached as an Exhibit hereto (a) the obligations of the Bank with respect to the deposit liabilities of the Bank (other than certificates of deposit) and with respect to the Bank's lease of the real property leased by the Bank for the Bank's head office branch in Hartford, Connecticut, are to be assumed by the Deposit Assignee, in consideration for a payment by the Bank to the Deposit Assignee of the amount of such deposits less a premium of 6% of the amount of such deposits, and (b) the Bank will sell to the Deposit Assignee, for their book value, certain of the tangible assets of the Bank used for the operation of such head office branch, including the trade fixtures, teller counters and drawers, furniture, equipment, automated teller machine, security system, safe deposit boxes, vault, and supplies; the assets transferred will also include books, records, files and other information relating to the deposits, and an assignment of the portion of the Bank's lease that relates to the Branch (subject to approval of the landlord).

     In the Deposit Sale Agreement, in addition to other customary covenants, the Bank covenants that, for a period of one year after the closing, the Bank will not directly or indirectly solicit certificates of deposit, other bank deposits or non-FDIC insured investments (i.e. mutual funds, cash management accounts and other investments that are not insured by the FDIC) from customers of the branch (except that (1) the Bank may solicit renewals of certificates of deposit, and (2) the Bank may make general solicitations of the public (or any segment of the public), through advertising campaigns or otherwise, for the purpose of having the public acquire certificates of deposit of the Bank or non-FDIC insured investments, so long as such solicitations are not specifically directed toward customers of the branch, (3) the Bank may solicit so-called "brokered" certificates of deposit, and (4) the Bank may display brochures and other marketing materials with respect to non-FDIC insured investments at the Bank's offices). The Agreement also includes a covenant by Deposit Assignee that it will not solicit customers of the branch for commercial loan business for a period of one year after the closing.

     The Agreement contains customary indemnification provisions, pursuant to which the Bank will indemnify Deposit Assignee for, among other things, liabilities of the Bank that are not assumed by Deposit Assignee or which arise out of any action taken by the Bank prior to the transfer of the deposits relating to the transferred assets, assumed liabilities or employees, and Deposit Assignee will indemnify the Bank for, among other things, liabilities that are assumed by Deposit Assignee or which arise out of actions by Deposit Assignee after the closing relating to the transferred assets, assumed liabilities or employees.

     In addition to other customary conditions, the obligation of the Bank and the Deposit Assignee to close the transaction is conditioned upon the Deposit Assignee obtaining regulatory approval for the transaction, the Bank's obtaining
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                                      -2-

sufficient financing to make the payments required to be paid by it under the Agreement and the parties' obtaining the consent of the lessor of the property on which the branch is located to the assignment or sublet of the lease of the branch. The Bank anticipates that regulatory approval may be obtained by the Deposit Assignee prior to the end of the first quarter of 1999.

     The foregoing description of the Deposit Sale Agreement is qualified in its entirety by reference to the Agreement, a copy of which is annexed hereto as an Exhibit. The head office Hartford branch being sold had approximately $165 million of deposits as of December 30, 1998.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (c) EXHIBITS.
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     The Agreement for Purchase and Sale of Assets and Assumption of Liabilities
between First National Bank of New England and Hudson United Bank is attached hereto as Exhibit 99.
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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                First International Bancorp, Inc.
                                (Registrant)


Date: January 5, 1999       By: /s/ Brett N. Silvers
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                                Brett N. Silvers
                                Its President


Date: January 5, 1999       By: /s/ Leslie A. Galbraith
      ---------------           -----------------------
                                Leslie A. Galbraith
                                Its Secretary